Exhibit 99.1

January 24, 2007

Investors may contact:

Kevin Stitt, Bank of America, 1.704.386.5667

Lee McEntire, Bank of America, 1.704.388.6780

Leyla Pakzad, Bank of America, 1.704.386.2024

Reporters May Contact:

Scott Silvestri, Bank of America, 1.704.388.9921

scott.silvestri@bankofamerica.com

Bank of America Directors Authorize 200 Million Share Repurchase Program

Regular quarterly dividend declared

CHARLOTTE — Bank of America Corporation today announced its Board of Directors approved the repurchase of up to 200 million additional shares of common stock, authorizing management to spend up to $14 billion during the next 12 to 18 months.

Over the last three years, Bank of America has returned 78 percent of its earnings in the form of dividends and share buybacks.

The new program is intended to be implemented through purchases made from time to time either in the open market or through private transactions. On December 31, 2006, Bank of America had 4 billion common shares outstanding. The Board of Directors last approved an authorization of 200 million shares in April 2006. As of today, there are about 63 million shares remaining in that authorization.

Separately, the board today declared a regular quarterly dividend on common stock of $0.56 per share, payable on March 23, 2007 to shareholders of record on March 2, 2007.

The board also declared three additional dividends. The first was a $1.75 regular cash dividend on the 7 percent Cumulative Redeemable Preferred Stock, Series B. The dividend is payable April 25, 2007 to shareholders of record on April 11, 2007. The second was a regular quarterly cash dividend of $0.38775 per depositary share representing the corporation’s 6.204% Non Cumulative Preferred Stock, Series D, payable March 14, 2007 to shareholders of record on February 28, 2007. The third declared dividend was a regular quarterly cash dividend of $0.40106 per depositary share representing the corporation’s Floating Rate Non Cumulative Preferred Stock, Series E, payable February 15, 2007 to shareholders of record on January 31, 2007.

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small and middle market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving more than 55 million consumer and small business relationships with more than 5,700 retail banking offices, through more than 17,000 ATMs and award-winning online banking with more than 21 million active users. Bank of America is the No. 1 overall Small Business Administration (SBA) lender in the United States and the No. 1 SBA lender to minority-owned small businesses. The company serves clients in 175 countries and has relationships with 98 percent of the U.S. Fortune 500 companies and 80 percent of the Global Fortune 500. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange.

www.bankofamerica.com

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